Contact:                                                                                                                            FOR IMMEDIATE RELEASE
James D. Moll                                                                                                                           November 2, 2015
President and CEO
Wells Financial Corp.
(507)553-3151

Wells Financial Corp. Announces Third Quarter Results of Operations

Selected Financial Data
(Dollars in thousands, except per share data)
(Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net Income	$ 3,420	$ 518	$ 4,463	$ 865
Basic earnings per share	$ 4.63	$ 0.68	$ 5.88	$ 1.14
Diluted earnings per share	$ 4.63	$ 0.68	$ 5.87	$ 1.14
Return on average equity (1)(2)	46.42%	7.82%	21.28%	4.37%
Return on average assets(1)	5.11%	0.84%	2.31%	0.47%
Net interest rate spread	3.74%	3.54%	3.67%	3.47%
Net interest rate margin	3.75%	3.56%	3.69%	3.48%
Book value per share (2)	$ 38.69	$ 35.37	$ 38.69	$ 35.37
(1) Annualized
(2) Includes stockholders’ equity and mezzanine equity

Quarter Ended September 30, 2015

Wells, Minnesota--OTCQB-WEFP--November 2, 2015-- James D. Moll, President of Wells Financial Corp.(the Company), the holding company of Wells Federal Bank (the Bank), announced net income for the third quarter of 2015 of $3,420,000, up $2,902,000 or 560.2%, when compared to the third quarter of 2014.  Basic and diluted earnings per share for the third quarter of 2015 were $4.63, up $3.95 or 581.0%, when compared to the third quarter of 2014.  The improvement in net income for the quarter is due, primarily, to the bargain purchase gain of $2,848,000 that resulted from the merger with St. James Federal Savings and Loan Association consummated on July 16, 2015, discussed below.  Also contributing to the improved earnings were an increase in net interest income of $298,000 and a decrease in the provision for loan losses of $170,000.

The increase in net interest income reflects the increase in interest-earning assets resulting from the St. James acquisition and was aided by an increase in the net interest rate spread which improved to 3.74% in the current quarter compared to 3.54% in the prior year.  The yield on interest-bearing assets increased to 3.95% from 3.81% while the average cost of interest-bearing liabilities decreased to 0.21% from 0.27% in the third quarter of 2014.  The average volume of interest-bearing assets increased to $251.3 million from $231.2 million in the prior-year period.  While the average volume of interest-bearing liabilities increased to $233.9 million from $216.0 million between periods, the decrease in average cost resulted in lower interest expense during the current quarter.  The decrease in the provision for loan losses to a net credit of $70,000 resulted from management’s analysis of credit quality.

In accordance with the Bank’s internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan loss and adjusts the level of the allowance for loan losses through the provision for loan losses.  As of September 30, 2015 and December 31, 2014, the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans was $2.1 million and $2.2 million and 1.1% and 1.2%, respectively.

Nine Months Ended September 30, 2015

Net income increased by $3,598,000 or 416.0% for the nine months ended September 30, 2015, when compared to the same period in 2014, primarily due to the bargain purchase gain of $2,848,000 that resulted from the conversion/merger with St. James Federal Savings and Loan Association.  Diluted earnings per share increased by $4.73 for the nine months ended September 30, 2015, when compared to the nine months ended September 30, 2014.  Net interest income increased by $699,000, or 11.7%, in the nine months ended September 30, 2015, when compared to the same period in 2014. When comparing the nine months ended September 30, 2015 to the same period in 2014, the provision for loan loss decreased by $420,000 and noninterest income increased by $3,140,000 which included the aforementioned bargain purchase gain.   Increases in net interest income and noninterest income and the decrease in provision for loan loss were the primary reasons for the increase in earnings.

Acquisition Completed in Third Quarter

On July 16, 2015 the Company announced that it had completed the acquisition of St. James Federal Savings and Loan Association (“St. James”) in a conversion merger transaction and the related stock offering of the Company, effective July 16, 2015.  As a result of the conversion merger, St. James converted from a federally-chartered mutual savings association to a federally-chartered stock savings association and immediately merged with and into Wells Federal Bank, the surviving entity in the merger conversion.  The Company sold 78,736 shares of common stock at a price of $27.36 per share to depositor and borrower members of St. James, to the Employee Stock Ownership Plan and stockholders of Wells, and to members of the general public in a concurrent subscription offering and community offering.  Gross offering proceeds totaled approximately $2.15 million.  As a result of the stock offering, the Company had 814,758 shares of common stock issued and outstanding as of the close of business on July 16, 2015. St. James’ sole office, located in St. James, Minnesota, has become a branch office of Wells Federal Bank.

About Wells Financial Corp.

Wells Financial Corp. is the bank holding company for Wells Federal Bank, a Minnesota-chartered, FDIC-insured bank.  Wells Federal Bank, originally chartered in 1934, operates from nine full-service offices in Faribault, Blue Earth, Nicollet, Freeborn, Watonwan and Steele Counties, Minnesota.

Forward-looking Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1996, which involve risks and uncertainties.  The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances arising after the date hereof.

**An unaudited consolidated balance sheet and income statement are part of this press release**

Wells Financial Corp. and Subsidiary Consolidated Balance Sheets (Dollars in Thousands, Except Per Share Data)
Assets	09/30/15	12/31/14
	(unaudited)
Cash and cash equivalents, including interest-bearing accounts,
2015, $5,435; 2014, $7,411	$ 9,896	$ 14,373
Certificates of deposit, at cost	9,521	4,181
Federal funds sold	3,000	2,000
Securities available for sale	35,495	34,177
Federal Home Loan Bank stock, at cost	2,036	2,079
Loans held for sale	1,719	1,707
Loans receivable, net of allowance for loan loss of $2,125 in 2015; $2,158 in 2014;	197,336	182,050
Accrued interest receivable	1,252	834
Premises and equipment, net	3,417	3,172
Mortgage servicing rights, net	1,862	1,886
Foreclosed real estate	1,975	3,656
Other assets	1,041	1,711
Total assets	$ 268,550	$ 251,826

Liabilities, Mezzanine Equity and Stockholders’ Equity

Liabilities
Deposits	$ 232,714	$ 221,972
Advances from borrowers for taxes and insurance	3,639	2,630
Accrued interest payable	83	17
Accrued expenses and other liabilities	903	588
Total liabilities	237,339	225,207

Commitments, Contingencies and Credit Risk

Mezzanine Equity Redeemable common stock held by ESOP, $0.10 par value, shares issued and outstanding 85,160 at September 30, 2015; 95,602 at December 31, 2014	2,257	2,533
Stockholders’ Equity
Preferred stock, no par value; 500,000 shares authorized; none
outstanding	-	-
Common stock, $0.10 par value; 7,000,000 shares authorized;
2,170,634 shares issued	217	209
Additional paid-in capital	18,119	17,110
Retained earnings, substantially restricted	39,879	35,552
Accumulated other comprehensive income	170	93
Unallocated Employee Stock Ownership Plan shares	(172)	-
Treasury stock, 2015, 1,459,526 shares; 2014, 1,445,248 shares	(29,259)	(28,878)
Total stockholders’ equity	28,954	24,086
Total liabilities, mezzanine equity and stockholders’ equity	$ 268,550	$ 251,826

Wells Financial Corp. and Subsidiary Consolidated Statements of Income (Dollars in Thousands, Except Per Share Data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Interest income:
Loans receivable	$ 2,293	$ 2,026	$ 6,530	$ 5,903
Investment securities and interest-bearing deposits	185	177	508	548
Total interest income	2,478	2,203	7,038	6,451

Interest expense:
Deposits	125	148	350	462
Total interest expense	125	148	350	462

Net interest income	2,353	2,055	6,688	5,989

Provision for loan losses	(70)	100	-	420
Net interest income after provision for loan losses	2,423	1,955	6,688	5,569

Noninterest income:
Gain on sale of loans held for sale	302	214	826	564
Loan servicing fees	210	168	640	600
Insurance commissions	188	195	529	487
Fees and service charges	113	129	342	346
Bargain purchase gain	2,848	-	2,848	-
Other	204	211	650	698
Total noninterest income	3,865	917	5,835	2,695

Noninterest expenses:
Compensation and benefits	1,168	1,093	3,425	3,460
Occupancy	196	172	553	573
Data processing	268	266	698	685
Advertising	71	71	194	181
Amortization of mortgage servicing rights	98	90	275	239
Other real estate owned	173	-	429	398
Other	546	570	1,491	1,540
Total noninterest expenses	2,520	2,262	7,065	7,076

Income before income taxes	3,768	610	5,458	1,188

Income tax expense	348	92	995	323
Net income	$ 3,420	$ 518	$ 4,463	$ 865

Earnings per share:
Basic	$ 4.63	$ 0.68	$ 5.88	$ 1.14
Diluted	$ 4.63	$ 0.68	$ 5.87	$ 1.14